MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2006 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—November 1, 2006--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2006.

Highlights

▪	Quarterly FFOM of $5.5 million, or $0.27 per fully diluted share, compared to $4.3 million, or $0.25 per fully diluted share, in the third quarter of 2005.

▪	Increased net operating income ("NOI") for same store owned off-campus properties by 4.7 percent over the third quarter 2005.

▪	Increased occupancy of same store owned off-campus portfolio to 99.0 percent for the 2006-2007 academic year, as compared to 98.8 percent for the 2005-2006 academic year.

▪
Raised $140 million of gross proceeds through an equity offering on September 15, 2006, consisting of the sale of 5,692,500 shares of common stock at a price of $24.60 per share, including 742,500 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

▪	Completed construction and opened Callaway Villas, a 704-bed owned off-campus community serving students attending Texas A&M University, 100.0 percent occupied.

▪
Placed four third-party on-campus communities into service, totaling 2,786 beds at the University of California-Irvine, Cleveland State University, Auraria Campus, and West Virginia University; and commenced management at three of the four communities.

▪	Commenced construction on a third-party on-campus development with 742 beds at the University of New Orleans.

Third Quarter 2006 Operating Results

Revenue for the 2006 third quarter totaled $30.9 million, up 48.0 percent from $20.8 million in the 2005 third quarter. Operating income for the quarter increased $1.9 million, or 52.3 percent, over the prior year quarter primarily due to the addition of the Royal portfolio and two new development projects placed into service. This operating income increase was offset by an increase in interest expense, which resulted in an overall increase in net loss over the prior year quarter. Net loss for the 2006 third quarter totaled $1.6 million, or $0.09 per fully diluted share, compared with a net loss of $0.6 million, or $0.03 per fully diluted share, for the same quarter in 2005. FFO for the 2006 third quarter totaled $5.0 million, or $0.24 per fully diluted share, compared with $3.6 million, or $0.21 per fully diluted share, for the third quarter 2005. FFOM for the 2006 third quarter totaled $5.5 million, or $0.27 per fully diluted share, compared with $4.3 million, or $0.25 per fully diluted share, for the third quarter 2005. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store owned off-campus properties was $6.9 million in the quarter, up 4.7 percent from $6.6 million in the 2005 third quarter. NOI for the total owned off-campus property portfolio increased 68.5 percent to $11.9 million for the quarter from $7.1 million in the comparable period of 2005, primarily due to the impact of the Royal portfolio acquisition and development properties placed into service during 2005 and 2006.

“This quarter, we further solidified our internal growth while simultaneously strengthening our balance sheet, thus positioning the company to execute on our development and acquisition pipeline,” said Bill Bayless, CEO and president of American Campus Communities. “With another quarter of same store NOI growth in excess of 4.5 percent when compared to the same quarter prior year, and the strong lease-up we experienced for the 2006-2007 academic year, our portfolio is primed for robust rental rate and revenue growth.”

Portfolio Update

In September, the company executed a contract for the disposition of The Village on University in Tempe, Arizona, a 918-bed owned off-campus property serving students attending Arizona State University. The transaction is anticipated to close during the fourth quarter 2006.

The 810-bed Frear Hall project at the University of Hawaii, Manoa received approval from the Board of Regents in October and construction is anticipated to commence in November 2006.

Components I and II of the Arizona State University project are currently in the Board of Regents approval process with final approval expected in late November. Construction of Component I and the Department of Public Safety (DPS) building are anticipated to commence in December 2006, with Component II expected to commence during the third quarter 2007.

The Hampton Roads Military Unaccompanied Housing project for the Department of the Navy, a joint venture with Hunt ELP, will be submitted for congressional approval in December. Construction of the proposed 1,100 new units is targeted to commence in April 2007, along with the commencement of management of the Navy’s existing onsite unaccompanied housing.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss third quarter results and the 2006 outlook on Thursday, November 2, 2006 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 800-329-9097 passcode 43335435 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until November 9, 2006 by dialing 888-286-8010 or 617-801-6888 passcode 60898582. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 38 student housing communities containing approximately 22,700 beds. Including its owned properties, the company provides management and leasing services at a total of 53 properties with approximately 32,000 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2006	December 31, 2005
Assets	(unaudited)

Investments in real estate:
Owned off-campus properties, net	$684,160	$384,758
Owned off-campus property-held for sale	31,851	32,340
On-campus participating properties, net	77,633	80,370
Investments in real estate, net	793,644	497,468

Cash and cash equivalents	32,245	24,641
Restricted cash	12,681	9,502
Student contracts receivable, net	3,028	2,610
Other assets	22,831	16,641

Total assets	$864,429	$550,862

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$425,421	$291,646
Accounts payable and accrued expenses	16,133	7,983
Other liabilities	30,288	25,155
Total liabilities	471,842	324,784

Minority interests	38,176	2,851

Stockholders’ equity:
Common stock	229	172
Additional paid in capital	382,115	233,388
Accumulated earnings and dividends	(28,374)	(10,817)
Accumulated other comprehensive income	441	484
Total stockholders’ equity	354,411	223,227

Total liabilities and stockholders’ equity	$864,429	$550,862

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Owned off-campus properties	$24,340	$14,155	$64,687	$38,814
On-campus participating properties	3,971	3,637	13,450	12,263
Third party development services	1,729	2,017	4,463	3,994
Third party management services	491	783	1,844	2,055
Resident services	328	256	993	676
Total revenues	30,859	20,848	85,437	57,802

Operating expenses:
Owned off-campus properties	13,178	7,696	31,710	18,876
On-campus participating properties	2,455	2,173	6,660	6,034
Third-party development and management services	1,338	1,609	4,402	4,646
General and administrative	1,468	1,534	4,879	4,823
Depreciation and amortization	6,735	4,015	18,672	11,384
Ground/facility leases	238	245	676	697
Total operating expenses	25,412	17,272	66,999	46,460

Operating income	5,447	3,576	18,438	11,342

Non-operating income and (expenses):
Interest income	294	396	623	498
Interest expense	(7,445)	(4,319)	(19,847)	(12,761)
Amortization of deferred financing costs	(334)	(318)	(1,078)	(840)
Other non-operating income	-	-	-	430
Total non-operating expenses	(7,485)	(4,241)	(20,302)	(12,673)

Loss before income taxes, minority interests, and discontinued operations	(2,038)	(665)	(1,864)	(1,331)
Income tax provision	-	(6)	-	(6)
Minority interests	149	(10)	202	(85)
Loss from continuing operations	(1,889)	(681)	(1,662)	(1,422)

Discontinued operations:
Income attributable to discontinued operations	278	85	1,648	1,343
Gain from disposition of real estate	-	-	-	5,883
Total discontinued operations	278	85	1,648	7,226

Net (loss) income	$(1,611)	$(596)	$(14)	$5,804

Net (loss) income per share:
Basic	$(0.09)	$(0.04)	$-	$0.41
Diluted	$(0.09)	$(0.03)	$(0.02)	$0.41

Weighted average common shares outstanding:
Basic	18,218,128	17,005,462	17,553,627	14,100,631
Diluted	20,535,276	17,126,462	19,397,571	14,221,631

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net (loss) income	$(1,611)	$(596)	$(14)	$5,804
Minority interests	(149)	10	(202)	85
Gain from disposition of real estate	-	-	-	(5,883)
Real estate-related depreciation and amortization	6,711	4,153	18,909	11,823

Funds from operations (“FFO”)	4,951	3,567	18,693	11,829

Elimination of operations from on-campus participating properties:
Net loss from on-campus participating properties	1,191	966	1,306	897
Amortization of investment in on-campus participating properties	(1,037)	(913)	(3,083)	(2,675)
	5,105	3,620	16,916	10,051

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (a)	238	245	676	697
Management fees	171	167	615	588
On-campus participating properties development fees (b)	-	253	305	1,068
Impact of on-campus participating properties	409	665	1,596	2,353
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	$5,514	$4,285	$18,512	$12,404

FFO per share - diluted	$0.24	$0.21	$0.96	$0.83

FFOM per share - diluted	$0.27	$0.25	$0.95	$0.87

Weighted average common shares outstanding - diluted	20,637,239	17,174,663	19,495,171	14,263,981

(a)
50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(b)
Development and construction management fees, including construction savings earned under the general construction contract, related to the Cullen Oaks Phase II on-campus participating property completed in August 2005.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000